Exhibit 10.61

MATSON NAVIGATION COMPANY, INC.

FORM OF CONSULTING AGREEMENT

This Agreement is made as of the        of                      2014, by and between MATSON NAVIGATION COMPANY, INC., a Hawaii corporation whose address is 1411 Sand Island Parkway, Honolulu, HI 96819 (“Matson”) and KEVIN C. O’ROURKE, whose address is 1638 Via Romero, Alamo, CA 94507 (“Consultant”), with reference to the following:

A.                          Consultant currently is an employee of Matson.

B.                          Consultant will retire from his current position as an employee of Matson on                          , 2014.

C.                          Consultant is willing to act as an independent consultant to Matson, bringing with him his experience with Matson, most recently as Senior Vice President and General Counsel, his unique historical knowledge of certain matters, and his experience in the shipping industry.  Consultant further agrees to assist in effecting the transition of his current duties and responsibilities to others.

D.                          Matson wishes to retain Consultant to provide those services.

Matson and Consultant agree:

1.                            Term.  The term of this Agreement will begin on                            , 2014, and will terminate as of                      , 2015.  Either party may terminate this Agreement if the other party shall materially breach the terms of this Agreement, provided that such terminating party must give the other party written notice of such party’s material breach and 30 days to cure such material breach.

2.                            Services to Be Provided.  During the term of this Agreement, Consultant will make himself available to assist with transition of his current duties and responsibilities to others, and will further provide assistance, as needed, with the subjects listed on Attachment A (the “Services”).  Consultant’s work schedule will be on a mutually agreeable basis.  Consultant acknowledges and agrees that certain of the services will require travel to various locations, including Washington D.C.

3.                            Limitations on Other Consulting Work or Employment.  During the term of this Agreement, Consultant understands that he is prohibited from providing consulting services, advice, or any other assistance to, or become employed by, any individual or company that offers services in competition with Matson or any of its subsidiaries or affiliated entities.  During the term of this Agreement, Consultant will provide consulting services exclusively to Matson, and to no other individual or company.  Any breach of this Section 3 shall be deemed “material” for the purposes of Section 1.

4.                            Fees and Invoice.  For the Services performed during the term of this Agreement, Matson will pay Consultant a minimum fee of $40,000 per quarter, for which Consultant agrees to provide up to 133 and 1/3 hours of Services. Services performed in excess of 133 and 1/3 hours during such a three-month period shall be billed at a rate of $300.00 per hour. Although the Services to be provided by the Consultant during the term of this Agreement are expected to be significant and ongoing, the parties reasonably anticipate that in all events the level of services provided by Consultant will permanently decrease to no more than 20 percent of the average level of services performed by Consultant over the 36-month period immediately preceding                            , 2014.

When Consultant is traveling to perform services under this Agreement, Consultant shall bill a flat rate of 10 hours per day.

Within 30 days after the end of each quarter, Consultant will submit a quarterly invoice to the President and Chief Executive Officer that briefly describes the work Consultant performed, the number of hours worked and the total amount due.  Matson agrees to pay each invoice within 30 days of receipt and approval of such invoice.

5.                            Reimbursement of Expenses.  Matson will reimburse Consultant for the following out-of-pocket expenses incurred in connection with the performance of the Services:

All expenses incidental to performing the Services

Other expenses approved in advance by Matson

In order to obtain reimbursement for the foregoing expenses, Consultant must detail the reimbursable expenses in the quarterly invoice for the quarter in which the expense is incurred and provide supporting documentation that is reasonably acceptable to Matson.  Notwithstanding anything to the contrary above, each reimbursement to which Consultant may become entitled in accordance with the provisions of this Paragraph will be subject to the following conditions and limitations: (i) no expense will be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year will not affect the amounts reimbursable in any other calendar year and (iii) Consultant’s right to receive such reimbursements may not be liquidated or exchanged for any other benefit.  Reimbursements provided for in this paragraph are the only reimbursements payable to Consultant under this Agreement.

6.                            Duties of Matson.  To assist Consultant in the performance of Services, Matson will at its expense provide Consultant with access to electronic and hard copy files necessary for the performance of the Services including continued use of a Matson laptop computer, iPad and iPhone.

7.                            Independent Contractor Status.  The parties intend that Consultant will be an independent contractor and not an employee of Matson. To that end, the parties agree that Consultant will control how the Services are performed, but that Matson may provide job specifications.  The parties agree that the work is on-call and irregular, when work is available.  Consultant acknowledges that, as a Consultant under this Agreement, Consultant is not eligible for fringe benefits provided by Matson to its active employees and hereby waives claim to any such benefits.  Except to the extent that Consultant was vested in such benefits on or prior to his retirement date, Consultant acknowledges that Consultant is not entitled to pension, profit sharing, medical or dental benefits, workers’ compensation benefits or unemployment insurance, vacation or holiday pay, or new or additional grants of restricted stock units, stock options or other equity.

8.                            No Modification to Existing Awards under the Matson, Inc. 2007 Stock Plan. Nothing contained in this Agreement shall amend or modify any outstanding award under the Matson, Inc. 2007 Stock Plan (the “Plan”).  Without limiting the foregoing, nothing set forth in this Agreement shall constitute a termination or break in “Service” (as defined in the Plan or any award under the Plan) unless explicitly provided by the Plan or any such award.

9.                            Taxes.  Consultant agrees that any tax obligations which arise from the payments described in paragraphs 4 and 5 shall be the sole obligation of Consultant and that Consultant holds harmless and indemnifies Matson and Matson’s affiliates against any and all costs, penalties, taxes, or other payments made or required by any taxing authority on account of the failure or alleged failure to meet such tax obligations.  In no event will Matson withhold from the payments described in paragraphs 4 and 5 state or federal income taxes or Social Security and Medicare taxes.

10.                     Confidential Information.  Unless consented to in writing by Matson, Consultant will not disclose to anyone during or after the term of this Agreement confidential information received from Matson or developed by Consultant in performing the Services.  Reports or other documents prepared by Consultant under this Agreement and any such information furnished by Matson to Consultant under this Agreement will all be, and will remain the property of Matson and be returned to Matson upon request or when they are no longer necessary for performance of the Services.  Consultant will not take any such materials nor use any such material or information or copies thereof for work he performs for others nor disclose such material or information to any other party without the prior written consent of Matson.

11.                     Policies and Procedures.  Consultant shall comply with all of Matson’s policies, standards and procedures, including the Code of Conduct, the Insider Trading Policy and the Air Travel Policy, when performing the Services under this Agreement.

12.                     Assignment.  Consultant will not assign or otherwise transfer any interest in this Agreement without the prior written consent of Matson, and any attempted assignment or transfer without consent will be void.

13.                     Miscellaneous.

a.                            Notices.  Any notice required by this Agreement shall be given in writing addressed as set forth below and either personally delivered or mailed by first class mail, postage prepaid, and such notice shall be deemed to have been duly given on the date of delivery if delivered personally or on the third day after the date of mailing if mailed:

Matson:	MATSON NAVIGATION COMPANY, INC.
Attention: Matthew J. Cox
President & CEO
1411 Sand Island Parkway
Honolulu, HI 96819

Consultant:	Kevin C. O’Rourke
1638 Via Romero
Alamo, CA 94507

b.                            Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement will remain in full force and effect.

c.                             Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the rights granted and obligations assumed in this Agreement, and no modification or amendment hereof will be effective unless set forth in a written instrument (i) signed by the party against whom its modification or amendment is asserted or (ii) to which such party has otherwise evidenced its acceptance.  This agreement shall not affect, diminish or negate any right or benefit Consultant may have as a former employee and retiree of Matson or any affiliate of Matson.

d.                            Choice of Law.  The interpretation, construction and enforcement of this Agreement will be governed by the laws of the State of California exclusively, without reference to the laws of any other state or country, subject to the laws, rules or regulations of the United States to the extent applicable.  Courts in Alameda County, California shall be the sole mandatory and exclusive venue and jurisdiction for the enforcement of this Agreement or any litigation related to or arising from the Agreement.

CONSULTANT	MATSON NAVIGATION
COMPANY, INC.

Kevin C. O’Rourke	Matthew J. Cox
President & Chief Executive Officer

ATTACHMENT A

Consulting Agreement dated as of                          , 2014 (Kevin C. O’Rourke)

Scope of Services to be Provided

Consultant will take direction from the President and Chief Executive Officer and the Senior Vice President and General Counsel with respect to the following tasks and will make himself available to assist with transition of these responsibilities and duties to others:

1.                                      Continued Service on the AMP board of directors and various board committees.

2.                                      General guidance on corporate, legislative, regulatory and compliance matters.

3.                                      Advice on Federal legislative matters, including any initiatives affecting the Jones Act.

4.                                      Liaison with federal governmental (Maritime Administration, Coast Guard, FMC, Customs, etc.) entities pertaining to issues important to Matson.

5.                                      Matters pertaining to key initiatives involving Matson’s operations and growth strategy.

6.                                      Other matters or issues that may arise for which Consultant’s unique 35 years of experience in the shipping industry would provide value to Matson.